Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333-265473 and 333-265473-05

1 Ford Credit Auto Lease Trust Series 2024-A J A N U A R Y 2 0 2 4

Secret Free Writing Prospectus Registration Statement No. 333-265473 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trust 2024-A (the “issuer”) The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-831-9146 or by sending an email to prospectus@citi.com. 2 F C A L T 2 0 2 4 - A R O A D S H O W

Transaction Overview & Timing F C A L T 2 0 2 4 - A R O A D S H O W Issuer / Trust Ford Credit Auto Lease Trust 2024-A Sponsor and Servicer Ford Motor Credit Company LLC (“Ford Credit”) Depositor Ford Credit Auto Lease Two LLC Active Joint Lead Bookrunners Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Lloyds Securities Inc. Passive Joint Lead Bookrunners Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC Co-Managers US Bancorp Truist Securities, Inc. Active D&I Co-Managers R. Seelaus & Company, LLC Blaylock Van, LLC Bloomberg Ticker FORDL 2024-A Indenture Trustee U.S. Bank Trust Company, National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Asset Representation Reviewer Clayton Fixed Income Services LLC Accountant PricewaterhouseCoopers LLP Rating Agencies Fitch and S&P January 2024 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 Key Transaction Dates Premarketing Thu. – Fri., January 11 – 12 Announce transaction Tuesday, January 16 Launch and price transaction Wednesday, January 17 Settle transaction Monday, January 22 Transaction Participants 3

Secret • Ford Credit Auto Lease Trust 2024-A (“FCALT 2024-A”) will issue notes with an aggregate initial principal amount of $1,277,170,000 or $1,625,470,000.(1) If the aggregate initial principal amount issued is: − $1,277,170,000, FCALT 2024-A will offer $1.10 billion of AAA/AAA-rated Class A notes(2) and $49.47 million of AA/AA rated Class B notes, or − $1,625,470,000, FCALT 2024-A will offer $1.40 billion of AAA/AAA-rated Class A notes(3) $62.96 million of AA/AA rated Class B − Offering will include fixed rate Class A-2a and floating rate Class A-2b notes which will be sized to demand; Class A-2b notes will not exceed 60% of the overall Class A-2 note amount. Floating rate notes will initially accrue interest based on 30-day average SOFR − Ford will only be offering the Class A through Class B notes, and will retain the Class C and Class D notes • FCALT 2024-A will be the 25th public term ABS issuance from Ford Credit’s lease securitization program • Similar to prior Ford Credit lease securitizations, FCALT 2024-A will use a senior / subordinate, sequential pay structure pre- and post-event of default, as well as an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle ‒ The discount rate applied to each lease is the greater of (1) 11.35% and (2) its lease factor ‒ The base residual value for a leased vehicle is the lesser of (1) the contract residual value and (2) the ALG base residual value(2). As a result, the base residual value of 82.05%(3) of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle ‒ Securitization value does not reflect the most recent ALG mark-to-market value – $47.0 million(4) higher than the base residual value of the reference pool – driven by strong used vehicle demand and elevated auction values • The cutoff date for the reference pool is January 1, 2024. The first payment date will be February 15, 2024 • Credit enhancement for the notes will consist of (i) Overcollateralization, (ii) Subordination, (iii) a Non-Declining Cash Reserve Account, and (iv) Available Excess Spread • Ford Credit Auto Lease Trust 2024-A (“FCALT 2024-A”) will issue notes with an aggregate initial principal amount of $1,277,170,000 or $1,625,470,000.(1) If the aggregate initial principal amount issued is: − $1,277,170,000, FCALT 2024-A will offer $1.10 billion of AAA/AAA-rated Class A notes(2) and $49.47 million of AA/AA rated Class B notes, or − $1,625,470,000, FCALT 2024-A will offer $1.40 billion of AAA/AAA-rated Class A notes(3) $62.96 million of AA/AA rated Class B − Offering will include fixed rate Class A-2a and floating rate Class A-2b notes which will be sized to demand; Class A-2b notes will not exceed 60% of the overall Class A-2 note amount. Floating rate notes will initially accrue interest based on 30-day average SOFR − Ford will only be offering the Class A through Class B notes, and will retain the Class C and Class D notes • FCALT 2024-A will be the 25th public term ABS issuance from Ford Credit’s lease securitization program • Similar to prior Ford Credit lease securitizations, FCALT 2024-A will use a senior / subordinate, sequential pay structure pre- and post-event of default, as well as an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles • The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle ‒ The discount rate applied to each lease is the greater of (1) 11.35% and (2) its lease factor ‒ The base residual value for a leased vehicle is the lesser of (1) the contract residual value and (2) the ALG base residual value(2). As a result, the base residual value of 82.05%(3) of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle ‒ Securitization value does not reflect the most recent ALG mark-to-market value – $47.0 million(4) higher than the base residual value of the reference pool – driven by strong used vehicle demand and elevated auction values • The cutoff date for the reference pool is January 1, 2024. The first payment date will be February 15, 2024 • Credit enhancement for the notes will consist of (i) Overcollateralization, (ii) Subordination, (iii) a Non-Declining Cash Reserve Account, and (iv) Available Excess Spread Key Highlights F C A L T 2 0 2 4 - A R O A D S H O W (1) The Sponsor will determine the aggregate initial principal amount of the notes to be issued on or before the day of pricing (2) For a description of ALG base residual value, please refer to the “Glossary of Terms” in the prospectus (3) Assumes the aggregate principal amount of notes issued is $1,277,170,000. If the aggregate principal amount of notes issued is $1,625,470,000, the base residual value of 81.88% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle (4) Assumes the aggregate principal amount of notes issued is $1,277,170,000. If the aggregate principal amount of notes issued is $1,625,470,000, $59.6 million higher than the base residual value of the reference pool 4

0.25% 0.25% 0.25% 0.50% 0.25% 0.25% 1.00% 0.25% 0.25% 0.25% 12.90% 15.95% 15.95% 15.95% 9.45% 9.45% 9.45% 8.70% 8.70% 8.70% 7.00% 7.00% 7.00% 7.00% 13.50% 13.50% 12.75% 11.20% 11.20% 11.20% 2024-A 2023-B 2023-A 2022-A 2021-B 2021-A 2020-B 2020-A 2019-B 2019-A Reserve Subordination Initial Overcollateralization Transaction Summary F C A L T 2 0 2 4 - A R O A D S H O W Class A notes (“AAA”) 80.10% Class B notes (“AA”) 3.60% Class C notes (“A”) 4.50% Class D notes (“BBB”) 4.80% Overcollateralization 7.00% Reserve Account 0.25% Excess Spread • Senior/subordinate, sequential pay structure • Credit enhancement in the lease securitization program includes: − Subordination of junior notes − Overcollateralization − Cash reserve − Excess spread (used to build target overcollateralization) • Target OC is 9.80% of Initial Total Securitization Value % of Initial Total Securitization Value Total Initial Class A Hard Credit Enhancement 20.15% Initial Class A Hard Credit Enhancement 5 23.20% 23.20% 23.20% 23.20% 23.20% 23.45% 20.15% 20.15% 20.15% 20.15%

FCALT 2024-A ROADSHOW

Transaction Structure – $1.3 Billion Notes Issued[(1)]

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	220,300,000	421,495,000		389,545,000	68,660,000	49,470,000	61,790,000	65,910,000	1,277,170,000
Class Split[(2)]	16.04%	30.69%		28.37%	5.00%	3.60%	4.50%	4.80%	93.00%
Expected Ratings (Fitch / S&P)	F1+/A-1+	AAA/AAA		AAA/AAA	AAA/AAA	AA/AA	NR	NR	
Offering Type	Public	Public		Public	Public	Public	Retained	Retained	
WAL to Maturity (yrs.)[(3)]	0.36	1.00		1.83	2.35	2.45	2.53	2.64	
Benchmark	I-Curve	I-Curve	SOFR[(4)]	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)[(3)]	1 - 7	7 – 18		18 – 28	28 – 29	29 – 30	30 – 31	31 – 33	
Expected Final[(3)(5)]	Aug - 2024	Jul - 2025		May - 2026	Jun - 2026	Jul - 2026	Aug - 2026	Oct - 2026	
Legal Final[(5)]	Feb - 2025	Jul - 2026		May - 2027	Jun - 2027	Jun - 2027	Jul - 2027	Oct - 2028	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	No	No	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,277,170,000, is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is .....determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

6

FCALT 2024-A ROADSHOW

Transaction Structure – $1.6 Billion Notes Issued[(1)]

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount ($)	280,380,000	536,440,000		495,780,000	87,400,000	62,960,000	78,640,000	83,870,000	1,625,470,000
Class Split[(2)]	16.04%	30.69%		28.37%	5.00%	3.60%	4.50%	4.80%	93.00%
Expected Ratings (Fitch / S&P)	F1+/A-1+	AAA/AAA		AAA/AAA	AAA/AAA	AA/AA	NR	NR	
Offering Type	Public	Public		Public	Public	Public	Retained	Retained	
WAL to Maturity (yrs.)[(3)]	0.36	1.00		1.83	2.35	2.45	2.54	2.64	
Benchmark	I-Curve	I-Curve	SOFR[(4)]	I-Curve	I-Curve	I-Curve	I-Curve	I-Curve	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	A/360	30/360	A/360	30/360	30/360	30/360	30/360	30/360	
Payment Frequency	Monthly	Monthly		Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (mos.)[(3)]	1 - 7	7 – 18		18 – 28	28 – 29	29 – 30	30 – 31	31 – 33	
Expected Final[(3)(5)]	Aug - 2024	Jul - 2025		May - 2026	Jun - 2026	Jul - 2026	Aug - 2026	Oct - 2026	
Legal Final[(5)]	Feb - 2025	Jul - 2026		May - 2027	Jun - 2027	Jun - 2027	Jul - 2027	Oct - 2028	
ERISA Eligible	Yes	Yes		Yes	Yes	Yes	No	No	

(1) Information about each class of notes, if the aggregate initial principal balance of the notes to be issued is $1,625,470,000 is summarized below
(2) As a percent of initial total securitization value. Total may not sum due to rounding
(3) At pricing speed of 100% prepayment assumption to maturity
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to 30-day average SOFR. However, the benchmark may change in certain situations. For more information on how 30-day average SOFR is .....determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark Rate; Benchmark Transition Event." in the prospectus
(5) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)

7

FCALT 2024-A ROADSHOW

Collateral Highlights

- Residual maturities have broad distribution
- Seasoned assets included in FCALT transactions
- Diverse model mix across CUV, Truck, SUV and Car platforms (detail on slide 9)
- Weighted average FICO® scores are consistently strong, increasing in recent transactions
- Residual portion of securitization value in line across recent transactions
- FCALT 2024-A securitization value does not reflect the most recent ALG mark-to-market value, which is $47.0 million[(1)] or $59.6 million[(2)] higher than the base residual value of the reference pool

	FCALT 2024-A ($1.3B[1])	FCALT 2024-A ($1.6B[2])	FCALT 2023-B	FCALT 2023-A	FCALT 2022-A	FCALT 2021-B	FCALT 2021-A	FCALT 2020-B	FCALT 2020-A	FCALT 2019-B	FCALT 2019-A
Max 6-month Residual Maturities as a % Base Residual value[(3)]	32.09%	32.21%	27.87%	32.14%	30.09%	34.05%	35.24%	31.66%	35.20%	32.72%	35.49%
Seasoning (months)	12.4	12.4	12.2	12.1	12.1	11.7	11.9	12.4	12.4	11.9	11.7
Model Diversification											
Top Model	27.84%	27.81%	24.71%	26.69%	24.11%	22.95%	20.39%	19.87%	22.61%	27.27%	23.01%
Top 3 Models	54.48%	54.47%	54.15%	58.37%	49.25%	52.71%	52.15%	52.07%	55.19%	58.53%	56.11%
SUVs and Trucks as % of Total Securitization Value	42.14%	42.18%	41.88%	30.91%	30.80%	32.71%	31.73%	33.60%	29.92%	34.50%	28.27%
Weighted Average FICO	764	764	764	762	760	759	758	755	754	754	754
Weighted Average LTV at Origination	92.80%	92.82%	93.54%	93.89%	94.69%	92.77%	91.54%	91.38%	90.51%	90.89%	90.40%
Weighted Average PTI at Origination	7.99%	8.00%	8.08%	7.92%	7.84%	7.76%	7.72%	7.48%	7.41%	7.26%	7.23%
Residual Portion of Securitization Value	64.98%	64.92%	63.82%	64.33%	63.01%	64.26%	64.46%	64.24%	64.33%	64.36%	63.99%

(1) Assumes the aggregate initial principal balance of the notes to be issued is $1,277,170,000
(2) Assumes the aggregate initial principal balance of the notes to be issued is $1,625,470,000
(3) The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value. For a description of ALG base residual value, please refer to the "Glossary of Terms" in the prospectus

8

Secret 23% 22% 21% 20% 23% 21% 17% 17% 25% 29% 29% 13% 13% 14% 14% 16% 15% 17% 17% 16% 14% 14% 8% 7% 8% 8% 9% 9% 9% 9% 7% 7% 7% 8% 8% 8% 8% 8% 7% 7% 7% 7% 11% 10% 10% 10% 9% 9% 7% 7% 7% 6% 7% 7% 7% 6% 7% 7% 6% 6% 6% 6% 6% 6% 6% 6% 5% 5% 5% 37% 34% 33% 34% 33% 32% 34% 34% 25% 24% 24% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A Base 202A-B Upsize MI NY NJ OH CA FL PA Other 23% 28% 25% 23% 23% 23% 19% 19% 28% 30% 30% 5% 7% 5% 11% 8% 9% 11% 11% 14% 12% 12% 55% 52% 57% 55% 58% 60% 65% 65% 58% 57% 57% 17% 13% 13% 12% 10% 7% 5% 5% 0% 0% 0% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-B Base(2) 2023-B Upsize(3) Truck SUV CUV Car F C A L T 2 0 2 4 - A R O A D S H O W Collateral Highlights (Cont’d) Vehicle Type Diversification(1) Geographic Diversification – State(1) Vehicle Model Diversification(1) • Vehicle type and model trends reflect discontinuation of most car models and continued strength in Trucks, SUVs and CUVs • Top 5 state concentration largely consistent over period shown Commentary 2024-A $1.3B2 2024-A $1.6B3 (1) As a % of securitization value. Totals may not sum to 100% due to rounding (2) Assumes the aggregate initial principal balance of the notes to be issued is $1,277,170,000 (3) Assumes the aggregate initial principal balance of the notes to be issued is $1,625,470,000 23% 27% 23% 20% 20% 20% 16% 23% 25% 28% 28% 18% 17% 17% 20% 20% 23% 24% 27% 21% 18% 18% 15% 14% 15% 13% 12% 10% 9% 9% 7% 8% 8% 9% 8% 9% 9% 9% 8% 9% 9% 8% 8% 8% 8% 6% 7% 6% 6% 0% 0% 5% 5% 7% 7% 6% 6% 5% 7% 6% 7% 7% 6% 6% 6% 6% 6% 6% 28% 27% 29% 28% 28% 29% 22% 19% 19% 19% 19% 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B 2024-A Base 2024-A Upsize F-150 Explorer Escape Edge Fusion Expedition Nautilus Corsair Other 2024-A $1.3B2 2024-A $1.6B3 2024-A $1.3B2 2024-A $1.6B3 9

Secret 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 Hard 'AAA' CE Car CUV SUV Truck Residual Maturity vs. Enhancement Build F C A L T 2 0 2 4 - A R O A D S H O W (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account. Assumes a pricing speed of 100% prepayment to maturity (2) Representative of the $1.3 billion structure. The residual maturity schedule and enhancement build for the $1.6 billion structure is in line with the $1.3 billion structure % of Residuals Maturing Each Period Hard Credit Enhancement as a % of O/S Securitization Value Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) 10 Class A-1 Paid Down Class A-4 Paid Down Class A-2 Paid Down Class A-3 Paid Down

FCALT 2024-A ROADSHOW

Residual Break-Even Analysis – $1.3 Billion Notes Issued[1]

	Cumulative Net Credit Loss			
A1	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	100.00%	100.00%	100.00%
	90%	100.00%	100.00%	100.00%
	100%	100.00%	100.00%	100.00%

	Cumulative Net Credit Loss			
A2	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	92.63%	93.11%	93.50%
	90%	82.13%	82.52%	82.85%
	100%	73.76%	74.12%	74.40%

	Cumulative Net Credit Loss			
A3	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	57.77%	55.97%	53.87%
	80%	50.41%	48.83%	46.99%
	90%	44.68%	43.28%	41.64%
	100%	40.10%	38.84%	37.36%

	Cumulative Net Credit Loss			
A4	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	49.03%	46.71%	44.17%
	80%	42.76%	40.73%	38.51%
	90%	37.89%	36.08%	34.10%
	100%	33.98%	32.36%	30.58%

	Cumulative Net Credit Loss			
B	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	41.96%	39.32%	36.43%
	80%	36.57%	34.26%	31.73%
	90%	32.38%	30.33%	28.08%
	100%	29.03%	27.18%	25.16%

	Cumulative Net Credit Loss			
C	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	34.26%	31.28%	28.01%
	80%	29.84%	27.22%	24.36%
	90%	26.39%	24.07%	21.53%
	100%	23.64%	21.55%	19.26%

	Cumulative Net Credit Loss			
D	Turn in Rate[2]	1.00%	3.00%	5.00%
	70%	26.54%	23.20%	19.56%
	80%	23.08%	20.16%	16.97%
	90%	20.39%	17.79%	14.95%
	100%	18.23%	15.90%	13.34%

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)
- 2 month lag on receipt of auction proceeds for residual
- Base net credit loss of 1% of initial total securitization value
- Estimated 4.50% excess spread per annum
- Includes 7.00% initial overcollateralization growing to a target of 9.80%, 12.90% of subordination for the Class A Notes, 9.30% of subordination for Class B Notes, 4.80% of subordination for the Class C Notes, and 0.25% cash reserve account

Note: Light blue numbers represent breakeven levels
(1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,277,170,000 is summarized below
(2) After stress defaults

11

FCALT 2024-A ROADSHOW

Residual Break-Even Analysis – $1.6 Billion Notes Issued[1]

A1	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	100.00%	100.00%	100.00%
	90%	100.00%	100.00%	100.00%
	100%	100.00%	100.00%	100.00%

A2	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	100.00%	100.00%	100.00%
	80%	92.71%	93.19%	93.59%
	90%	82.21%	82.60%	82.92%
	100%	73.83%	74.19%	74.47%

A3	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	57.84%	56.04%	53.94%
	80%	50.47%	48.89%	47.05%
	90%	44.74%	43.33%	41.70%
	100%	40.15%	38.89%	37.41%

A4	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	49.10%	46.78%	44.24%
	80%	42.82%	40.79%	38.57%
	90%	37.94%	36.13%	34.15%
	100%	34.03%	32.40%	30.63%

B	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	42.02%	39.38%	36.48%
	80%	36.62%	34.31%	31.78%
	90%	32.43%	30.37%	28.12%
	100%	29.07%	27.22%	25.20%

C	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	34.32%	31.33%	28.06%
	80%	29.88%	27.27%	24.41%
	90%	26.44%	24.11%	21.57%
	100%	23.68%	21.59%	19.30%

D	Turn in Rate[2]	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
	70%	26.59%	23.25%	19.60%
	80%	23.12%	20.20%	17.01%
	90%	20.42%	17.83%	14.99%
	100%	18.27%	15.93%	13.38%

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)
- 2 month lag on receipt of auction proceeds for residual
- Base net credit loss of 1% of initial total securitization value
- Estimated 4.50% excess spread per annum
- Includes 7.00% initial overcollateralization growing to a target of 9.80%, 12.90% of subordination for the Class A Notes, 9.30% of subordination for Class B Notes, 4.80% of subordination for the Class C Notes, and 0.25% cash reserve account

Note: Light blue numbers represent breakeven levels
(1) Information about each class of notes if the aggregate initial principal balance of the notes to be issued is $1,277,170,000 is summarized below
(2) After stress defaults

12

Secret F C A L T 2 0 2 4 - A R O A D S H O W Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)(1) Cumulative Net Credit Losses(2) 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B -20.0% -15.0% -10.0% -5.0% 0.0% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B -0.3% -0.2% -0.1% 0.0% 0.1% 0.2% 0.3% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 Months Since Settlement 2019-A 2019-B 2020-A 2020-B 2021-A 2021-B 2022-A 2023-A 2023-B (1) As a percentage of initial base residual value; includes losses/(gains) on retained and returned vehicles (2) Total credit loss as a percent of initial total securitization value • For the performance in the pools above (2019-A to 2023-B): − Lifetime cumulative return rates range from 1% to 57%; return rates have begun to increase from historical lows, reflecting the impact of declining auction values − Cumulative residual gains reflect continued strength in auction values − Net credit loss performance reflects lower losses on recently charged off leases 13

4 3 4 5 13 9 5 59 28 26 20 17 27 34 12 12 12 7 7 8 9 Q3 2020 Q3 2021 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Lease Placement Volume (000) 24-Month 36-Month 39-Month / Other 37 44 18% 15% 12% 9% 11% 12% 13% 27% 23% 16% 16% 19% 20% 20% Q3 2020 Q3 2021 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Lease Share of Retail Sales (%) Industry* Ford Credit 14 * Source: J.D. Power PIN ** U.S. 36-month off-lease auction values at Q3 2023 mix 65 21 9 12 16 14 19 63% 24% 11% 18% 23% 19% 29% Q3 2020 Q3 2021 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Q3 2023 Lease Return Volume (000) and Return Rates (%) Return Rates (%) U.S. Lease Metrics + Aligned with expectations, lease return rates have begun to increase from historical lows, reflecting the impact of declining auction values + Auction values decreased 5% YoY and 6% sequentially 43 42 32 48 Auction Values (Per Unit)** $25,330 $32,515 $32,010 $30,150 $31,150 $32,250 $30,250 Q3 2020 Q3 2021 Q3 2022 Q4 2022 Q1 2023 Q2 2023 Q3 2023 75